Exhibit 99.1

EXPLANATION OF RESPONSES

(1) On February 28, 2020, JPH Private Investments LLC made a charitable gift of 35,000 shares of Class A Common Stock of the Issuer (the “Charitable Gift”). Following the Charitable Gift, 13,139 shares of Class A Common Stock of the Issuer are owned by JPH DE Trust Holdings LLC, 45,928 shares of Class A Common Stock of the Issuer are owned by JPH Fund VIII LLC and 249,022 shares of Class A Common Stock of the Issuer are owned by JPH Private Investments LLC. The reporting person controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. This amendment is being filed to correct inadvertent typographical errors in Table I and footnote (1) of the Explanation of Responses in relation to the Charitable Gift in the original filing. This amendment corrects such details in Table I and this footnote (1) of the Explanation of Responses in relation to the Charitable Gift.